Exhibit 11

June 18, 2021

To whom it may concern:

Wegner CPAs hereby grants Shared Capital Cooperative permission to use our 2020 audit report for its Regulation A offering.

Sincerely,

/s/ Brian Dahlk
Brian Dahlk, CPA Senior Manager